Schedule I

Funds

Cambria Global Income and Currency Strategies ETF
Cambria Shareholder Yield ETF
Cambria Foreign Shareholder Yield ETF
Cambria Emerging Shareholder Yield ETF
Cambria Sovereign High Yield Bond ETF
Cambria Global Value ETF
Cambria Global Momentum ETF
Cambria Value and Momentum ETF
Cambria Global Asset Allocation ETF